UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20539

SCHEDULE 14 C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box: [X] Preliminary Information Statement
[ ] Definitive Information Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

JUDO CAPITAL CORP.

_____________________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable

(2) Aggregate number of securities to which transaction applies: Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined): Not Applicable

(4) Proposed maximum aggregate value of transaction: Not Applicable

(5) Total fee paid:   Not Applicable

[  ] Fee paid previously with preliminary materials:

_____________________________________________________________________________________________

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1) Amount previously paid: Not Applicable

(2) Form, Schedule or Registration Statement No. Not Applicable

(3) Filing Party: Not Applicable

(4) Date Filed: Not Applicable

INFORMATION STATEMENT

Relating to Annual Meeting of Judo Capital Corp.

JUDO CAPITAL CORP.

Dear Judo Capital Corp. Shareholders:

NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing a majority of our outstanding shares of voting stock, approving the following actions:

1.)	Approval of a Reverse /Forward Split and Plan of Recapitalization.

2.)	Approval of a change of the Company’s name to Newpoint Financial Corp.

As of the close of business on October 13, 2020, the record date for shares entitled to notice of and to sign written consents in connection with the annual meeting, there were 69,322,426 shares of our common stock and no shares of our preferred stock outstanding. Prior to the mailing of this Information Statement, certain shareholders who represent a majority of our outstanding voting shares, signed written consents approving each of the actions listed above on the terms described herein (the “Actions”). As a result, the Actions have been approved and neither a meeting of our stockholders nor additional written consents are necessary. We are not asking you for a Proxy and you are requested not to send us a Proxy. The Actions will be effective 20 days from the mailing of this Information Statement, which is expected to take place on October 22, 2020, and such Actions will result in the following:

1.) Each five hundred (500) shares of our common stock outstanding will be converted into one share of common stock of the Company, and immediately following that all shareholders with less than 200 shares, will receive a forward split to increase their holdings to 200 shares of common stock.

The Plan of Recapitalization provides for the mandatory exchange of shares from the current common stock to new common stock representing one-five hundredth (1/500 th ) of the previous number of shares held and then 200 shares to holders of 199 shares or less. We urge you to follow the instructions set forth in the attached Information Statement under “Exchange of Stock”.

2.) The name of the Corporation will be changed from Judo Capital Corp. to Newpoint Financial Corp. upon the filing of articles of amendment with the Secretary of State of Delaware. In addition, the trading symbol used to trade the Company’s Common Stock will be changed to a symbol that reflects the new name.

The Company will pay all costs associated with the distribution of the Information Statement, including the cost of printing and mailing. The Company will reimburse brokerage and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Information Statement to the beneficial owners of the Company’s common stock.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS: NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN, AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DESCRIBED MORE SPECIFICALLY BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

By Order of the Board of Directors,

/s/Craig Burton
Craig Burton, President

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PROPOSAL TO APPROVE A PLAN OF RECAPITALIZATION AND TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE

FOR A REVERSE/FORWARD STOCK SPLIT

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the proposed Reverse/Forward Split to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal carefully, because they contain the full details of the Reverse/Forward Split. This summary term sheet is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, this Information Statement.

Q:	What is the Reverse/Forward Split?

A:

The Company's Board of Directors (the Board) and the holders of a majority of the Company's Common Stock have approved amendments to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock, at an exchange ratio of 1-for-500 shares of outstanding Common Stock (the Reverse Split), immediately followed by a forward stock split that will grant all those who hold less than 200 shares that number of shares necessary to increase their holding to 200 shares. Such amendments will not change the par value per share or the number of authorized shares of Common Stock. The Plan of Recapitalization effecting the reverse stock split and the forward stock split is attached as an Exhibit to this Information Statement. The Reverse/Forward Split will become effective upon the filing of the proposed Certificates of Amendment with the Office of the Secretary of State of Delaware twenty (20) calendar days following the date this Information Statement is first furnished to our stockholders.

Q:	Is any action required on my part, such as to vote?

A:	No action is required on your part. Your approval is not required and is not being sought. The holders of a majority of the Company's Common Stock have already approved the Reverse/Forward Split.

Q:	Am I entitled to any appraisal or dissenters' rights?

A:	Stockholders will not be entitled to appraisal or dissenters' rights as a result of the Reverse/Forward Split under Delaware law or our governance documents.
Q:	Will the business plan or operations of the Company change as a result of the Reverse/Forward Split?

A:	The Reverse/Forward Split is not expected to affect in and of itself our current business plan or operations.
Q:	What does the Board of Directors of the Company think of the Reverse/Forward Split?

A:

The Company's entire Board of Directors (the "Board") and stockholders holding outstanding shares a majority of Company voted in favor of and authorized the Reverse/Forward Split. The Board determined that the Reverse/Forward split is fair to and in the best interest of all of our stockholders.

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Q:	Will my shares be cashed out in the Reverse/Forward Split and, if so, what will I receive for my shares?

A:	No. All persons who are shareholders before the Reverse/Forward Split will continue to be shareholders after.

Q:	What do I have to do if I have lost my stock certificates, or if they have been mutilated, destroyed or stolen?

A:	Call our Exchange Agent, Vail Stock Transfer at (702) 702-463-8832.

Q:	What are the United States federal tax consequences?

A:	We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse Split. We believe that any stockholders who continue to hold Common Stock immediately after the Reverse/Forward Split, and who receive no cash as a result of the Reverse Split, should not recognize any gain or loss or dividend income as a result of the Reverse/Forward Split and will have the same adjusted tax basis and holding period in their Common Stock as they had in such stock immediately prior to the Reverse/Forward Split.

Q:	What if I hold shares of Common stock in “street name”?

A:

If a person or entity holds shares of Common Stock in “street name,” then its broker, bank or other nominee (the “Record Owner”) is considered the owner of record with respect to those shares of Common Stock and not such person or entity. If the Record Owner holds less than two hundred shares as a result of the Reverse Split, then a forward split will be implemented that will increase the number of shares to 200 shares in your street name account on a post-split basis.

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DESCRIPTION OF PLAN

The Board of Directors of the Company has unanimously approved a proposal to amend the Company’s Articles of Incorporation to effect a plan of recapitalization that provides for a five hundred for one (500 for 1) reverse stock split followed by forward split that will round up all shareholders below 200 shares to 200 shares. Pursuant to written resolutions, a majority of the shareholders of the Company voted to approve the proposal to authorize the Reverse/Forward Stock Split. We are now notifying you and the other shareholders that did not participate in the action of the majority of the shareholders. The Reverse/Forward Stock Split will take effect, when we file a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of Delaware.

We expect that the Certificate of Amendment will be filed promptly after your receipt of this Information Statement. However, our board of directors may elect not to file, or to delay the filing of, the Certificate of Amendment if they determine that filing the Certificate of Amendment would not be in the best interest of our shareholders.

Under the plan of recapitalization and Reverse/Forward Stock Split, each five hundred (500) shares of the Company’s outstanding common stock on the effective date (the “Old Common Stock”) of the reverse stock split (the “Effective Date”) will be automatically changed into and will become one share of the Company’s New Common Stock (the “New Common Stock”). No fractional shares will be issued. Shareholders who own fewer than 200 common shares immediately after the reverse split will receive a Forward Stock Split which will round up the shares they hold to 200. The effective date of the Reverse/Forward Stock Split will be the date the articles of amendment are accepted for filing by the Delaware Secretary of State.

If a person or entity holds shares of Common Stock in “street name,” then its broker, bank or other nominee (the “Record Owner”) is considered the owner of record with respect to those shares of Common Stock and not such person or entity. All shares held in street name will be adjusted by the reverse split. Thereafter, if the Record Owner holds less than two hundred shares as a result of the Reverse Split, those shares will be split forward until the shareholders owns 200 shares of Common Stock immediately post-split.

Although the Reverse/Forward Split has been approved by the holders of the requisite majority of the shares of Common Stock of the Company, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Split prior to the proposed Effective Date if it determines that abandonment is in the best interests of the Company or the stockholders. Factors that may lead the Board to abandon the Reverse/Forward Split may include, among other things, increased transaction costs to consummate the transaction, changes in the current economic environment, and an adverse response from the markets in which the Company operates or adverse responses from our stockholders. If such a determination to abandon the Reverse/Forward Split is made by the Board, our stockholders would be notified through the filing of a Current Report with the SEC on Form 8-K.

REASONS FOR THE REVERSE STOCK SPLIT

The Board of Directors has reviewed the Company’s current business and financial performance. The Board then determined that a reverse stock split was desirable in order to attempt to achieve the following benefits, each of which is described below in more detail below:

•	encourage greater investor interest in the Company’s Common Stock by making the stock price more attractive to the many investors who refrain from investing in lower-priced stocks; and
•	reduce trading fees and commissions incurred by shareholders, since these costs are based to some extent on the number of shares traded.

The number of shares reserved for issuance under the Company’s existing stock option plans and employee stock purchase plan, if any, will be reduced to one-five hundredth (1/500th) the number of shares currently included in the plans.

ENCOURAGE GREATER INVESTOR INTEREST IN THE COMPANY'S COMMON STOCK

The Board of Directors believes that the reverse stock split will encourage greater interest in the Company’s common stock by the investment community. The Board of Directors believes that the current market price of the Company’s Common Stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stocks trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investing in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. If effected, the reverse stock split would reduce the number of outstanding shares of the Company’s Common Stock, and the Board of Directors anticipates that the trading price of the Common Stock would increase. The Board of Directors believes that raising the trading price of the Company’s Common Stock will increase the attractiveness to the investment community and possibly promote greater liquidity for the Company’s existing shareholders.

Even though a reverse stock split, by itself, does not impact a company’s assets or prospects, a reverse stock split could result in a decrease in our aggregate market capitalization. Our board of directors, however, believes that this risk is offset by the prospect that the reverse stock split will improve the trading price of its Common Stock. There can be no assurance, however, that the reverse stock split will succeed in raising the bid price of our Common Stock, or that a bid price increase, if achieved, would be maintained.

Our Common Stock is currently registered under Section 12 of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our under the Exchange Act and we have no present intention of terminating its registration under the Exchange Act in order to become a private company.

The reverse split will not materially affect the proportionate equity interest in the Company of any current shareholder or the relative rights, preferences, privileges or priorities of any such shareholder. The Company’s business, management (including all directors and officers), the location of its offices, assets, liabilities and net worth (other than the cost of the reverse split, which are immaterial) will remain the same after the reverse split. The reverse stock split will have the effect of creating additional authorized and unissued shares of our Common Stock. We have no current plans to issue these shares, however, these shares may be used by us for general corporate purposes in the future.

The direct result of the reverse stock split will be that the approximately 69,322,426 shares of Common Stock outstanding on October 13, 2020 will become approximately 200,200 shares of Common Stock, and any other shares or convertible securities issued prior to the effectiveness of this proposal will be similarly adjusted. The Common Stock issued pursuant to the reverse split will be fully paid and non-assessable. All shares of the Common Stock issued will have the same voting rights and other rights as shares of the existing Common Stock. If the proposed amendment becomes effective, each option to purchase Common Stock, outstanding on the effective date, will be automatically adjusted so that the number of shares of Common Stock issuable upon their exercise shall be divided by five hundred (500) (and corresponding adjustments will be made to the number of shares vested under each outstanding option and under the Company’s option plans, if any) and the exercise price of each option shall be multiplied by five hundred (500), subject to rounding. The result of this adjustment will be that the aggregate exercise price of such options required to be paid after the reverse split will be the same as that required prior to the reverse split and the proportionate ownership interest on exercise of such options will also remain the same.

REDUCE TRADING FEES AND COMMISSIONS INCURRED BY SHAREHOLDERS

Because broker commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company’s Common Stock, in the absence of the reverse stock split, may continue to result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the stock price was substantially higher. This factor may further limit the willingness of institutions to purchase the Company’s Common Stock at its current market price.

The Company’s Board of Directors also took into consideration a number of negative factors associated with reverse stock splits, including: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; and the costs associated with implementing the reverse stock split. The Board, however, determined that these negative factors were outweighed by the expected benefits described above.

There can be no assurance that the reverse stock split will result in the benefits described above. Specifically, there can be no assurance that the market price of the Company’s Common Stock immediately after the effective date of the proposed reversed stock split would be maintained for any period of time or that such market price per share would approximate five hundred times the market price of the Company’s Common Stock before the reverse stock split. There can also be no assurance that the reverse stock split will not further adversely impact the market price of the Company’s Common Stock. In addition, it is possible that the liquidity of the Company’s Common Stock will be adversely affected by the reduced number of shares outstanding after the reverse stock split.

SHARE CERTIFICATES AND FRACTIONAL SHARES

The reverse split will occur on the filing of the Certificate of Amendment with the Delaware Secretary of State without any further action on the part of shareholders of the Company and without regard to the date or dates on which shares of existing Common Stock are actually surrendered by each holder thereof for shares of the New Common Stock that the shareholder is entitled to receive as a consequence of the reverse split. After the effective date of the amendment, the certificates representing shares of existing Common Stock will be deemed to represent one-five hundred (1/500th) of the number of shares of New Common Stock. As described more fully in the paragraph below under the heading Exchange of Stock shares of New Common Stock will be issued electronically to the account of each stockholder who holds their shares in electronic form.  Any physical certificates outstanding will be submitted for exchange to the transfer agent.

EXCHANGE OF STOCK

Following the delivery of this Information Statement we will instruct our corporate secretary and transfer agent to begin implementing the exchange to holders of outstanding Common Stock.

FRACTIONAL SHARES

No fractional shares of Common Stock will be issued as a result of the reverse stock split. In lieu of receiving fractional shares, all such fractions shall be rounded up so that you will receive whole shares of Common Stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following description of the material federal income tax consequences of the reverse stock split is based upon the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this information statement. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, foreign persons, dealers in securities, tax-exempt organizations, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them.

The Company believes that because the reverse stock split is not part of a plan to increase any shareholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects: Shareholders who receive New Common Stock solely in exchange for their Old Common Stock will not recognize gain or loss on the exchange. Consequently, the holding period of shares of New Common Stock will include your holding period for the shares of Old Common Stock, provided that the shares of Common Stock are held by you as a capital asset at the time of the exchange. In addition, your aggregate basis in the New Common Stock will be the same as your aggregate basis of the shares of the Old Common Stock.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

NO DISSENTER'S RIGHTS

Under Delaware law, you are not entitled to dissenter’s rights or rights of appraisal with respect to the amendment of the articles of incorporation and the reverse stock split.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The Reverse Stock Split Amendment will amend the Company’s Articles of Incorporation to add a new paragraph. At the effective date, without further action on the part of the Company or the holders, each share of the Common Stock will be converted into one-five hundredth (1/500th) of a share of Common Stock. The Reverse Split Amendment will be filed with the Secretary of State of Delaware and will become effective on the date of the filing.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the above reasons, we believe that the reverse stock split is in the Company’s best interest and in the best interests of our shareholders. There can be no guarantee, however, that the market price of our Common Stock after the reverse stock split will be equal to the market price before the reverse stock split multiplied by the split number, or that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

The Reverse/Forward Split will not materially change the rights, preferences or limitations of stockholders who retain an interest in the Company subsequent to the consummation of the Reverse/Forward Split.

The bullet points below provide information regarding the essential features and significance of the proposed transaction. A more detailed discussion of these matters may be found under the heading “Detailed Discussion and Reasons for Reverse/Forward Split.”

EFFECT OF THE REVERSE/FORWARD SPLIT
ON THE NUMBER OF AUTHORIZED AND ISSUED SHARES

As of October 13, 2020, the Company had a total of 69,322,426 of its 100,000,000 authorized shares of Common Stock issued and outstanding. As a result of the Reverse/Forward Split the authorized shares will not change but the number of outstanding shares will be reduced to approximately 200,200. The total number of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. The table below illustrates the estimated effect on the number of authorized shares available for issuance as a result of the Reverse/Forward Split.

	Shares Authorized	Shares Issued and Outstanding	Authorized Shares Available for Issuance
Common Stock Before Reverse/Forward Split	100,000,000	69,323.426	30,677,574
Common Stock After Reverse/Forward Split	100,000,000	200,200	99,799,800

The shares acquired in the Reverse/Forward Split will be retired and returned to the status of authorized but unissued shares of Company Common Stock.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The Reverse/Forward Stock Split Amendment will amend the Company’s Articles of Incorporation to add two new paragraphs. At the effective date, without further action on the part of the Company or the holders, each share of the common stock will be converted into one five-hundredth (1/500 th ) of a share of common stock and then the Forward Stock Split will be implemented that will give all the shareholders holding less than 200 shares, 200 whole shares. No fractional shares will be issued. The Reverse/Forward Split Amendment will be filed with the Secretary of State of Delaware and will become effective on the date of filing.

NO DISSENTER’S RIGHTS

Under Delaware law, you are not entitled to dissenter’s rights or rights of appraisal with respect to the amendment of the articles of incorporation or the Reverse/Forward Stock Split.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the above reasons, the Reverse/Forward Stock Split was approved by the unanimous vote of our Board of Directors, all of whom believe that the transaction is in the Company’s best interest and in the best interests of our shareholders. There can be no guarantee, however, that the market price of our common stock after the Reverse/Forward Stock Split will be equal to the market price before the reverse stock, or that the market price following the Reverse/Forward Stock Split will either exceed or remain in excess of the current market price.

FINANCIAL INFORMATION

The following documents were previously filed with the SEC: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, (iii) the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, and (iv) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020.

The Reverse/Forward split is not anticipated to have a material effect on (1) the Company’s balance sheet as of September 30, 2020; (2) the Company’s statement of income, earnings per share, and ratio of earnings to fixed charges for the fiscal year ended December 31, 2019 and the quarterly period ended September 30, 2019; and (3) the Company’s book value per common share as of September 30, 2020.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ending December 31. 2019 filed with the United States Securities and Exchange Commission will be furnished without charge to shareholders as of the date of this Information Statement upon written request to Judo Capital Corp.

You may obtain copies of these materials by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

Exhibit Index
Exhibit 99	Plan of Recapitalization.

End of Filing